                                                                   Exhibit 10(E)

________________________________________________________________________________


                             ASSET SALE AGREEMENT

                                    BETWEEN

                             NEVADA POWER COMPANY,

                               NRG ENERGY, INC.

                                      AND

                             DYNEGY HOLDINGS INC.

                                      FOR

                            THE CLARK ASSET BUNDLE


________________________________________________________________________________

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
                                   ARTICLE I
                                  DEFINITIONS.............................   1

1.1  Definitions..........................................................   1

                                  ARTICLE II
                             PURCHASE AND SALE............................  13

2.1  The Sale.............................................................  13
2.2  Excluded Assets......................................................  14
2.3  Assumed Liabilities..................................................  14
2.4  Excluded Liabilities.................................................  17
2.5  License of Non-Transferred Intangible Assets.........................  20

                                  ARTICLE III
                               PURCHASE PRICE.............................  20

3.1  Purchase Price.......................................................  20
3.2  Purchase Price Adjustment............................................  21
3.3  Allocation of Purchase Price.........................................  22
3.4  Proration............................................................  23

                                  ARTICLE IV
                                THE CLOSING...............................  24

4.1  Time and Place of Closing............................................  24
4.2  Payment of Purchase Price............................................  24
4.3  Deliveries by Seller.................................................  24
4.4  Deliveries by Buyer..................................................  25

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF SELLER................  27

5.1  Organization; Qualification..........................................  27
5.2  Authority Relative to this Agreement.................................  27
5.3  Consents and Approvals; No Violation.................................  27
5.4  Reports..............................................................  28
5.5  Financial Statements.................................................  29
5.6  Undisclosed Liabilities..............................................  29

                                                                          Page
                                                                          ----
5.7      Absence of Certain Changes or Events.............................  29
5.8      Title to Real Property...........................................  29
5.9      Leasehold Interests..............................................  30
5.10     Improvements.....................................................  30
5.11     Insurance........................................................  30
5.12     Environmental Matters............................................  30
5.13     Labor Matters....................................................  31
5.14     ERISA; Benefit Plans.............................................  32
5.15     Real Property Encumbrances.......................................  32
5.16     Condemnation.....................................................  33
5.17     Certain Contracts and Arrangements...............................  33
5.18     Legal Proceedings, etc...........................................  33
5.19     Permits..........................................................  34
5.20     Regulation as a Utility..........................................  34
5.21     Taxes............................................................  34
5.22     Title to Personal Property.......................................  34
5.23     Water............................................................  35

                                       ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES OF BUYER..........  35

6.1      Organization.....................................................  35
6.2      Authority Relative to this Agreement.............................  36
6.3      Consents and Approvals; No Violation.............................  36
6.4      Regulation as a Utility..........................................  37
6.5      Availability of Funds............................................  37

                                       ARTICLE VII
                                COVENANTS OF THE PARTIES..................  37

7.1      Conduct of Business of the Seller................................  37
7.2      Access to Information............................................  40
7.3      Expenses.........................................................  41
7.4      Further Assurances...............................................  41
7.5      Public Statements................................................  42
7.6      Consents and Approvals...........................................  42
7.7      Fees and Commissions.............................................  44
7.8      Use of Pollution Control Facilities..............................  44
7.9      Tax and Withholding Matters......................................  44
7.10     Supplements to Schedules.........................................  46
7.11     Employees........................................................  46
7.12     Risk of Loss.....................................................  48
7.13     Additional Covenants of the Buyer................................  49

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                                                                                                   ----
7.14     Surveys and Certain Title Matters......................................................... 49
7.15     Documentation............................................................................. 50
7.16     Separation Issues......................................................................... 50
7.17     Additional Covenants of the Parties....................................................... 51

                                      ARTICLE VIII
                                   CLOSING CONDITIONS.............................................. 52

8.1      Conditions to Each Party's Obligations to Effect the Transactions
         Contemplated Hereby....................................................................... 52
8.2      Conditions to Obligations of Buyer........................................................ 53
8.3      Conditions to Obligations of Seller....................................................... 55

                                       ARTICLE IX
                                     INDEMNIFICATION............................................... 57

9.1      Indemnification........................................................................... 57
9.2      Defense of Claims......................................................................... 59

                                        ARTICLE X
                               TERMINATION AND ABANDONMENT......................................... 61

10.1     Termination............................................................................... 61
10.2     Procedure and Effect of Termination....................................................... 62

                                       ARTICLE XI
                                MISCELLANEOUS PROVISIONS........................................... 62

11.1     Amendment and Modification................................................................ 62
11.2     Waiver of Compliance; Consents............................................................ 62
11.3     No Survival of Representations and Warranties............................................. 62
11.4     Notices................................................................................... 63
11.5     Assignment................................................................................ 64
11.6     Arbitration............................................................................... 66
11.7     Governing Law............................................................................. 67
11.8     Counterparts.............................................................................. 67
11.9     Interpretation............................................................................ 67
11.10    Entire Agreement.......................................................................... 67
11.11    Bulk Sales or Transfer Laws............................................................... 67

                             ASSET SALE AGREEMENT

          ASSET SALE AGREEMENT, dated as of November 16, 2000 (the "Agreement"), between Nevada Power Company, a Nevada corporation (the "Seller"), NRG Energy, Inc., a Delaware corporation ("NRG"), and Dynegy Holdings Inc. ("Dynegy") a Delaware corporation (collectively, the "Buyer").

          WHEREAS, the Seller owns and operates the "Purchased Assets" (as defined herein); and

          WHEREAS, the Buyer desires to purchase and assume from the Seller, and the Seller desires to sell to the Buyer, the Purchased Assets and certain associated liabilities upon the terms and conditions hereinafter set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                                   ---------
                                  DEFINITIONS
                                  -----------

          1.1    Definitions. As used in this Agreement, the following terms
                 -----------
have the meanings specified or referred to in this Section 1.1:

          (1) "Adjustment Amount" shall have the meaning set forth in Section 3.2(a) hereof.

          (2)  "Adjustment Statement" shall have the meaning set forth in
Section 3.2(a) hereof.

          (3) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (4) "Agreement" means the Asset Sale Agreement, dated as of November 16, 2000, together with the Schedules and Exhibits thereto.

          (5) "Ancillary Agreements" means the Interconnection Agreement, the Transitional Power Purchase Agreement, the Operating Easement Agreements, the Waste Water Treatment Agreement and the Water Supply Agreement.

          (6) "Assignment of Leases" means the Assignment of Leases in the form of Exhibit A hereto.

          (7)  "Assumed Liabilities" shall have the meaning set forth in Section
2.3 hereof.

          (8) "Benefit Plans" shall have the meaning set forth in Section 2.4(i) hereof.

          (9)  "Benefit Plans of Buyer" shall have the meaning set forth in
Section 7.11(d) hereof.

          (10) "Bill of Sale" means the Bill of Sale to be delivered at the Closing with respect to the Purchased Assets which constitute personal property and which are to be transferred at the Closing, substantially in the form of Exhibit B hereto.

          (11) "Bonds" means the Pollution Control bonds, which were used to finance the Pollution Control Facilities, as more fully described in Schedule 5.15.

          (12) "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

          (13) "Buyer" shall have the meaning set forth in the preface hereto.

          (14) "Buyer Representatives" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

          (15) "Buyer Required Regulatory Approvals" shall have the meaning set forth in Section 6.3(b) hereof.

          (16) "Buyer's Easements" shall have the meaning set forth in Section 4.3(f) hereof.

          (17) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)9601, et seq., as amended.
                                                           -------

          (18) "Clark Bundle" means the Clark Generating Station located in Clark County, Nevada.

          (19) "Closing" shall have the meaning set forth in Section 4.1 hereof.

          (20) "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

          (21) "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

          (22) "Code" means the Internal Revenue Code of 1986, as amended.

          (23) "Collective Bargaining Agreements" shall have the meaning set forth in Section 7.11(a) hereof.

          (24) "Confidentiality Agreement" means the Confidentiality and Auction Protocols Agreement, dated March 14, 2000, between the Seller and NRG Energy, Inc., and the Confidentiality and Auction Protocols Agreement dated April 7, 2000, between the Seller and Dynegy Power Corp. (a wholly owned subsidiary of Dynegy Holdings Inc.).

          (25) "CPUC" means the California Public Utility Commission or any successor thereto.

          (26) "CSFB" shall have the meaning set forth in Section 7.7 hereof.

          (27) "Direct Claim" shall have the meaning set forth in Section 9.2(c) hereof.

          (28) "Dispute" shall have the meaning set forth in Section 11.6 hereof.

          (29) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

          (30) "Environmental Audit Agreement" means the proposed Environmental Audit Agreement which Seller has been seeking to execute with the Nevada Division of Environmental Protection ("NDEP") relating to the Clark Bundle.

          (31) "Environmental Laws" means all federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and laws relating to the management and use of natural resources.

          (32) "Environmental Permits" shall have the meaning set forth in
Section 5.12(a) hereof.

          (33) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (34) "ERISA Affiliate" shall have the meaning set forth in Section 2.4(i) hereof.

          (35) "ERISA Affiliate Plans" shall have the meaning set forth in
Section 2.4(i) hereof.

          (36) "Estimated Adjustment Amount" means (i) the Estimated Maintenance and Capital Expenditures Amount plus (ii) the Estimated Inventory Adjustment Amount plus (iii) the Estimated Materials and Supplies Adjustment Amount.

          (37) "Estimated Closing Payment" shall have the meaning set forth in
Section 4.2 hereof.

          (38) "Estimated Inventory Adjustment Amount" means the book value, as determined by an independent evaluator designated by the Seller and approved by the Buyer, which approval shall not be unreasonably withheld, of the fuel inventory priced as the Seller's weighted average fuel costs used at or in connection with the Purchased Assets as of the date that is ten (10) days before the Closing Date, which valuation shall be provided to the Buyer by the Seller no later than five (5) days before the Closing Date.

          (39) "Estimated Maintenance and Capital Expenditures Amount" means the Seller's estimate of the Maintenance and Capital Expenditures Amount, which estimate shall be the Seller's good faith reasonable estimate of the Mainte-nance and Capital Expenditures Amount actually incurred, as set forth in
Schedule 1.1(39) attached hereto as of the date set forth in such Schedule 1.1(39).

          (40) "Estimated Materials and Supplies Adjustment Amount" means the Seller's good faith reasonable estimate of the book value of materials and supplies used at or in connection with the Purchased Assets on the Materials and Supplies Valuation Date.

          (41) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (42) "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

          (43) "Excluded Liabilities" shall have the meaning set forth in
Section 2.4 hereof.

          (44) "Federal Power Act" means the Federal Power Act of 1935, as amended.

          (45) "FERC" means the Federal Energy Regulatory Commission or any successor thereto.

          (46) "Final Order" shall have the meaning set forth in Section 8.1(c) hereof.

          (47) "Governmental Authority" means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

          (48) "Hazardous Substances" means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

          (49) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

          (50) "Hourly Employees" shall have the meaning set forth in Section 7.11(a) hereof.

          (51) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (52) "Income Tax" means any federal, state, local or foreign Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

          (53) "Indemnifiable Losses" shall have the meaning set forth in
Section 9.1(a) hereof.

          (54) "Indemnifying Party" shall have the meaning set forth in Section 9.1(c) hereof.

          (55) "Indemnitee" shall have the meaning set forth in Section 9.1(c) hereof.

          (56) "Indenture" means Indenture of Mortgage and Deed of Trust dated as of October 1, 1953, as amended from time to time, between the Seller and Bankers Trust Company, as successor trustee.

          (57) "Independent Accounting Firm" means Deloitte & Touche LLP or such other independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

          (58) "Independent Appraiser" shall have the meaning set forth in
Section 3.3 hereof.

          (59) "Instrument of Assumption" means the Instrument of Assumption in the form of Exhibit C attached hereto.

          (60) "Interconnection Agreement" means the Interconnection Agreement, dated as of November 16, 2000, between the Seller and the Buyer.

          (61) "Inventory Adjustment Amount" shall have the meaning set forth in
Section 3.2(a) hereof.

          (62) "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with the responsibility for the particular function as of the date of the Agreement, or with respect to any certificate delivered pursuant to the Agreement, the date of delivery of such certificate. In the case of Seller, "executive officer" includes (i) any person listed on Schedule 1.1(62), and (ii) any person who replaces a person listed on Schedule 1.1(62) between the date of this Agreement and the Closing Date in a listed position or the successor to that position.

          (63) "Leased Assets" shall have the meaning set forth in Section 7.4 hereof.

          (64) "Leases" shall have the meaning set forth in Section 5.9 hereof.

          (65) "Local 396 LOA" shall have the meaning set forth in Section 7.11(a) hereof.

          (66) "Maintenance and Capital Expenditures Adjustment Amount" shall have the meaning set forth in Section 3.2(a) hereof.

          (67) "Maintenance and Capital Expenditures Amount" means the aggregate amount of all funds actually expended on, or for which liabilities were accrued in accordance with generally accepted accounting principles applied on a consistent basis with respect to any maintenance expenditures and capital expenditures beginning on the date of this Agreement and ending on the Closing Date, excluding (i) any unscheduled maintenance expenditures or capital expenditures which are made by the Seller with the Buyer's consent, which shall not be unreasonably withheld (ii) any maintenance expenditures or capital expenditures made by Seller in breach of Section 7.1, but including (i) any Scheduled Maintenance Expenditures or Scheduled Capital Expenditures, made with respect to the Purchased Assets by the Seller, and (ii) any maintenance expenditures and capital expenditures which were made by the Seller at the Buyer's request, beginning on the date of this Agreement and ending on the Closing Date.

          (68) "Management Employee" shall have the meaning set forth in Section 7.11(b) hereof.

          (69) "Management Transition Plan" means the Management Transition Plan, Generation Bundled Employees, as detailed in the Generation Divestiture Severance Packet of the Seller dated July, 2000.

          (70) "Material Adverse Effect" means any change or changes in or effect on the Purchased Assets that is materially adverse to the business, results of operations, financial condition or physical condition of the Purchased Assets, individually or in the aggregate, except for (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems, (iv) any change in applicable laws, judgments, orders or decrees, (v) any conditions imposed by a Governmental Authority in connection with the consents or approvals required for the transactions contemplated hereby, and (vi) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller before the Termination Date.

          (71) "Materials and Supplies Adjustment Amount" shall have the meaning set forth in Section 3.2 hereof.

          (72) "Materials and Supplies Valuation Date" means the date that is ten (10) days prior to the Closing Date.

          (73) "Necessary Capital Expenditures" shall have the meaning set forth in Section 7.1(c) hereof.

          (74) "Necessary Maintenance Expenditures" shall have the meaning set forth in Section 7.1(e) hereof.

          (75) "Off-Site Location" means any real property other than the Real Property.

          (76) "Operating Easement Agreements" means the operating easements providing the right to continue operating and maintaining certain generation and transmission facilities at the Purchased Assets, each in substantially the form of Exhibit D or Exhibit E attached hereto.

          (77) "Operating Easements" means the Seller's Easements and/or Buyer's Easements granted pursuant to the Operating Easement Agreements.

          (78) "OPUC" means the Oregon Public Utility Commission or any successor thereto.

          (79) "Permits" shall have the meaning set forth in Section 5.19 hereof.

          (80) "Permitted Encumbrances" means (i) those exceptions to title to the Purchased Assets listed on Schedule 5.8; (ii) subject to (S)(S) 7.14 and 8.2(g) any state of facts that a current survey of the Real Property would disclose; (iii) with respect to any date before the Closing Date, Encumbrances under the Indenture or under the pollution control bond indentures of trust listed in Schedule 5.15; (iv) mortgages, liens, pledges, charges, Encumbrances and restrictions incurred in connection with the Seller's purchase of properties and assets after the date of the Seller Balance Sheet, but only if and to the extent that such mortgage, lien, pledge, charge, Encumbrance or restriction is against such properties or assets and secures all or a portion of the purchase price therefor; (v) the Buyer's Easements and the Seller's Easements (in accordance with the Operating Easement Agreements applicable to such easements and the Interconnection Agreement); (vi) statutory liens for current Taxes, assessments or other governmental charges not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and with respect to which Seller pays the Taxes, assessments or other government charges under protest; (vii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings in which Seller has posted an appropriate bond to secure payment or placed sufficient Funds in escrow pending the outcome of such dispute; (viii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (ix) such other liens, imperfections in or failure of title, charges, easements, restrictions and Encumbrances which do not materially detract, individually or in the aggregate, from the value of or materially interfere with the present use of the Purchased Assets and do not, in the aggregate, have a Material Adverse Effect.

          (81) "Person" means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

          (82) "Plan" shall have the meaning set forth in Section 7.11(d).

          (83) "Pollution Control Facilities" means pollution control facilities relating to the Clark Bundle as more fully described in Schedule 5.15.

          (84) "PUCN" means the Public Utilities Commission of Nevada or any successor thereto.

          (85) "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

          (86) "Purchased Assets" means, subject to the Permitted Encumbrances, all of the right, title and interest in, to and under the real and personal property, tangible or intangible, of the Seller constituting the Clark Bundle or used principally for generation purposes in connection with such sites including, without limitation, all of the Seller's right, title and interest in the following assets: (i) the Real Property described on Schedule 1.1(86)(i) as associated with the Clark Bundle (the "Clark Bundle Real Property"); (ii) all inventories of fuels, supplies, materials and critical spares located on or in transit to the Clark Bundle Real Property on the Closing Date; (iii) the machinery, equipment, vehicles, furniture and other personal property located on or in transit to the Clark Bundle Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(86)(iii) as being associated with the Clark Bundle, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are transferable without consent or with consent obtained through Seller's commercially reasonable efforts pursuant to Section 7.6(b); (iv) the contracts, agreements and personal property leases listed on Schedule 1.1(86)(iv) as being associated with the Clark Bundle and which are assignable without consent or with consent obtained through Seller's commercially reasonable efforts pursuant to Section 7.6(b); (v) the Permits listed on
Schedule 1.1(86)(v) as being associated with the Clark Bundle, to the extent transferable without consent or with consent obtained through Seller's commercially reasonable efforts pursuant to Section 7.6(b); (vi) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Seller relating specifically to the aforementioned assets other than books of account and associated with the Clark Bundle; (vii) the SO2 Allowances identified on Schedule 1.1(86)(vii) and associated with the Clark Bundle; and (viii) any assets purchased or to be purchased by the Seller pursuant to Section 7.4 and associated with the Clark Bundle; (ix) all telephones, computer hardware, firmware, software, and associated licenses located at and used in the operation of the Clark Bundle, including but not limited to the computer assets listed on Schedule 1.1(86)(iii) but excluding non-material licenses that cannot be transferred and other intangible assets to be licensed by the Buyer pursuant to Section 2.5 of this Agreement; and (x) all water rights specifically associated with the Clark Bundle, including but not limited to the water rights listed on Schedule 5.19(a).

          (87) "Qualifying Offer of Employment" shall have the meaning set forth in Section 7.11(b) hereof.

          (88) "Real Property" means each parcel of real property owned by the Seller (or to which the Seller holds an interest therein), including, but not limited to, buildings, structures and improvements located thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto and as more fully described on Schedule 5.8.

          (89) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

          (90) "Remediation" means an action of any kind to address a Release of Hazardous Substance or the presence of Hazardous Substances at the Purchased Assets or an Off-Site Location, including any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Purchased Assets or an Off-Site Location: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Purchased Assets or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of removal actions on the Purchased Assets or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities reasonably determined by a party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at the Purchased Assets or an Off-Site Location.

          (91) "Rules" shall have the meaning set forth in Section 11.6 hereof.

          (92) "Scheduled Capital Expenditures" means those capital expenditures included on Schedule 1.1(92).

          (93) "Scheduled Maintenance Expenditures" means those maintenance expenditures included on Schedule 1.1(93).

          (94) "SEC" means the Securities and Exchange Commission or any successor thereto.

          (95)   "Securities Act" means the Securities Act of 1933, as amended.

          (96) "Seller" shall have the meaning set forth in the preface hereto.

          (97) "Seller Agreements" means those agreements listed on Schedule 5.17(a), the Collective Bargaining Agreements and the Management Transition Plan.

          (98)   "Seller Balance Sheet" shall have the meaning set forth in
Section 5.5 hereof.

          (99) "Seller Required Regulatory Approvals" shall have the meaning set forth in Section 5.3(b) hereof.

          (100)  "Seller's Easements" shall have the meaning set forth in
Section 4.4(d) hereof.

          (101) "Separation Schedule" means the schedule to be delivered to the Buyer by the Seller by the earlier of March 14, 2001 or thirty (30) days prior to the Closing Date, which shall delineate the Purchased Assets from the Seller's other assets and which shall be consistent with the separation schedule summary and one line drawing attached hereto as Exhibit F.

          (102) "SO2 Allowance" means an authorization by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C. (S)7401, et seq., to emit one ton
                                                      -------
of sulfur dioxide during or after a specified calendar year.

          (103) "Subsidiary," when used in reference to any other person means any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person.

          (104) "Tax" means any tax, charge, fee, levy, penalty or other assessment (other than any Income Tax) imposed by any U.S. federal, state, local or foreign taxing authority, including, but not limited to, any excise, property, sales, transfer, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.

          (105) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

          (106) "Termination Date" shall have the meaning set forth in Section 10.1(b) hereof.

          (107) "Third Party Claim" shall have the meaning set forth in Section 9.2(a) hereof.

          (108) "Transitional Power Purchase Agreement" means Transitional Power Purchase Agreement, dated as of November 16, 2000, between the Buyer and the Seller.

          (109) "TPPA Amount" shall have the meaning set forth in Section 3.1. hereof.

          (110) "USEPA" means the United States Environmental Protection Agency, or any successor agency thereto.

          (111) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

          (112) "Waste Water Treatment Agreement" means a Waste Water Treatment Agreement, to be negotiated and executed between Seller, Buyer and the buyer of the Sunrise Bundle located in Clark County, Nevada, pursuant to Section 7.17(d).

          (113) "Water Supply Agreement" means a Water Supply Agreement, to be negotiated and executed between Buyer and the buyer of the Harry Allen Bundle located in Clark County, Nevada, pursuant to Section 7.17(d).


                                  ARTICLE II
                                  ----------
                               PURCHASE AND SALE
                               -----------------

          2.1    The Sale. Upon the terms and subject to the satisfaction of the
                 --------
conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances and the Operating Easement(s) granted in accordance with the Operating Easement Agreements and the Interconnection Agreement), the Purchased Assets.

          2.2    Excluded Assets.   Notwithstanding any provision herein to the
                 ---------------
contrary, the Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

          (a) all cash, cash equivalents, bank deposits, accounts receivable, and any income, sales, payroll or other tax receivables;

          (b) the names "Sierra Pacific Resources," "Sierra Pacific Power Company," "Sierra Pacific," "Nevada Power Company" and "Nevada Power" or any related or similar trade names, trademarks, service marks or logos;

          (c) transmission, substation and communication facilities and related support equipment described in Schedule 2.2(c);

          (d)  any refund, credit penalty payment, adjustment or reconciliation
(i) related to Real Property, personal property or other Taxes paid prior to the Closing Date in respect of the Purchased Assets, whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable, or (ii) arising under the Seller Agreements and relating to a period before the Closing Date;

          (e) except to the extent specifically required by law and except such personnel records set forth on Schedule 2.2(e), the personnel records relating to any employees of the Seller;

          (f) the rights and assets described in the Separation Schedule as not part of the Purchased Assets; and

          (g)  the SO2 Allowances identified on Schedule 2.2(g);

          (h) any agreement between Seller and an Affiliate of Seller, except as disclosed on Schedule 2.2(h); and

          (i) any agreement for the purchase or sale of energy, capacity or ancillary services from the Clark Bundle, other than the Transitional Power Purchase Agreement, Interconnection Agreement or as disclosed on Schedule 2.2(i).

          2.3    Assumed Liabilities. On the Closing Date, the Buyer shall
                 -------------------
deliver to the Seller the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge to the maximum extent permitted by law, all of the liabilities and obligations of the Seller, direct or indirect, known or unknown, absolute or contingent, which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

          (a) all liabilities and obligations of the Seller to be paid or performed after the Closing Date arising under (i) the Seller Agreements, the Environmental Permits, the Permits, the Leases, contracts and any other agreements assigned to the Buyer pursuant to this Agreement in accordance with the terms thereof, and (ii) the leases, contracts and other agreements entered into by the Seller with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement (including in the case of (i) and (ii), without limitation, agreements with respect to liabilities for real or personal property taxes or other Taxes on any of the Purchased Assets); except, in each case, to the extent such liabilities and obligations, but for a breach or default by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

          (b) all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Section 7.9 hereof;

          (c) any liabilities and obligations for which the Buyer has indemnified the Seller pursuant to Section 9.1 hereof;

          (d) all liabilities to employees for which the Buyer is liable pursuant to Section 7.11 hereof, including the Collective Bargaining Agreements and the Management Transition Plan;

          (e) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Purchased Assets, including, without limitation, any fines or penalties that arise in connection with the ownership or operation of the Purchased Assets prior to the Closing Date or the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, discharged from, emitted from or migrating from the Purchased Assets prior to the Closing Date, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the

Purchased Assets; and (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, discharged from, emitted from or migrating from the Purchased Assets, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; provided, as to all of the above, that nothing set forth in this Section 2.3(e) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4 hereof;

          (f) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (ii) compliance with applicable Environmental Laws on or after the Closing Date with respect to the ownership or operation of the Purchased Assets; (iii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, discharged from, emitted from or migrating from the Purchased Assets on or after the Closing Date, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; (iv) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (v) the investigation and/or Remediation of Hazardous Substances that are present or have been released on or after the Closing Date at, on, in, under, discharged from, emitted from or migrating from the Purchased Assets, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at the Purchased Assets; and (vi) the investigation and/or Remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any Off-Site Location; provided, that nothing set forth in this Section 2.3(f) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4 hereof;

          (g) all liabilities and obligations of the Seller with respect to the Purchased Assets under the agreements or consent orders set forth on Schedule 5.12;

          (h) subject to Sections 7.1(c) and (e), all liabilities incurred by the Seller with respect to the Maintenance and Capital Expenditures Amount made with respect to the Purchased Assets by the Seller except for any liabilities that Buyer has already paid to Seller at Closing as an accrued liability included in the Estimated Adjustment Amount;

          (i) all liabilities or obligations relating to leases for the Purchased Assets; and

          (j) all other liabilities or obligations exclusively relating to the Purchased Assets no matter when the events or occurrences giving rise to such liabilities or obligations took place.

All of the foregoing liabilities and obligations to be assumed by the Buyer hereunder (excluding any Excluded Liabilities) are collectively referred to herein as the "Assumed Liabilities." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer. Nothing in this Section 2.3 shall be construed to require Buyer to assume any liability excluded by Section 2.4.

          2.4    Excluded Liabilities. The Buyer shall not assume or be
                 --------------------
obligated to pay, perform or otherwise discharge the following liabilities (collectively, the "Excluded Liabilities"):

          (a) any liabilities or obligations of the Seller in respect of any Excluded Assets or other assets of the Seller which are not Purchased Assets;

          (b) any liabilities or obligations in respect of Taxes attributable to the Purchased Assets for taxable periods ending on or prior to the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section 7.9(a) hereof;

          (c) any liabilities, obligations or responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, by the Seller, of Hazardous Substances that were generated at the Purchased Assets, at any Off-Site Location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at such Off-Site Location occurred prior to the Closing Date, provided that for purposes of this Section 2.4(c), "Off-Site Location" does not include any location to which Hazardous Substances disposed of, discharged from, emitted from or Released at the Purchased Assets have migrated from the Purchased Assets including, but not limited to, surface waters that have received waste water discharges from the Purchased Assets;

          (d) any liabilities, obligations or responsibilities relating to (i) the transmission facilities delineated in the Interconnection Agreement or Operating Easement Agreements or (ii) any Seller's operations on, or usage of, the operating easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (A) any violation or alleged violation of Environmental Laws and (B) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by the Buyer;

          (e) any liabilities or obligations required to be accrued by the Seller in accordance with generally accepted accounting principles and the FERC Uniform System of Accounts on or before the Closing Date with respect to liabilities related to the Purchased Assets other than any liability assumed by the Buyer under Sections 2.3(a), (e) or (f) hereof;

          (f) any liabilities or obligations relating to any personal injury to an employee or a third party (including, without limitation, workers' compensation claims), discrimination, wrongful discharge, unfair labor practice, property damage, breach of contract or tort filed with or pending before any court or administrative agency on the Closing Date, or any claim arising out of an actual event or events of which Seller has Knowledge as of the Closing Date if it is reasonably foreseeable that such event or events will give rise to a claim that may be filed with any court or administrative agency, with respect to liabilities affecting the Purchased Assets, other than any liabilities or obligations assumed by the Buyer under Section 2.3(e) hereof;

          (g) any payment obligations of the Seller for goods delivered or services rendered prior to the Closing;

          (h) any liabilities or obligations imposed upon, assumed or retained by the Seller pursuant to the Interconnection Agreement, Operating Easement Agreements or any other Ancillary Agreement;

          (i) any liabilities, obligations or responsibilities relating to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Seller under Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") or to which the Seller and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including any multiemployer plan, maintained by, contributed to, or obligated to contribute to, at any time, by the Seller or any ERISA Affiliate (hereinafter referred to as "Benefit Plans"), including any liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA;

(ii) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (iii) with respect to any non-compliance with ERISA or any other applicable laws; or (iv) with respect to any suit, proceeding or claim which is brought against any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan;

          (j) liabilities or obligations under Section 2.3(e) that are the subject of a claim filed with or pending before any court or administrative agency on or before November 16, 2000, to the extent that any such claim is not disclosed on Schedule 5.18;

          (k) liabilities arising under any material intercompany agreement between Seller and an Affiliate of Seller that is not disclosed on a Schedule to this Agreement;

          (l) liabilities arising under any agreement for the purchase or sale of energy, capacity or ancillary services from the Purchased Assets, other than the Transitional Power Purchase Agreement, the Interconnection Agreement or as disclosed on a Schedule to this Agreement;

          (m) any accrued liability included in the Estimated Adjustment Amount for which Seller is paid at Closing;

          (n) any liabilities paid or incurred in connection with obtaining consents to assignment of Seller Agreements;

          (o) any liabilities for borrowed money or guarantees of third party obligations, except purchase money security interests;

          (p)  liabilities with respect to the pollution control Bonds listed on
Schedule 5.15, except for the obligations arising out of the covenants of Buyer set forth in Section 7.8;

          (q) liabilities with respect to any accrued payment obligations incurred by Seller prior to the Closing Date;

          (r) any liability for which Seller is entitled to payment under any applicable insurance policy before the application of Section 2.3, to the extent of such payment; and

          (s) any allocation of charges to Seller or the owner of the Purchased Assets by Southwest Gas Corporation of El Paso Natural Gas Company's

Risk Sharing Revenue Stability Charges based on gas transportation or purchases with respect to the Purchased Assets that occurred before the Closing Date.

          2.5   License of Non-Transferred Intangible Assets.  It is understood
                --------------------------------------------
by the parties that trade names of Seller are Excluded Assets, however, such names appear on certain of the Purchased Assets, such as certain fixtures and equipment, and on supplies, materials and similar consumable items that will be on hand at the Purchased Assets at Closing. Notwithstanding that such trade names are Excluded Assets, Buyer shall be entitled to use such consumable items for a period of three (3) months following the Closing and shall have up to six
(6) months following the Closing to remove such names from fixed Purchased Assets, provided that Buyer shall not send correspondence or other materials to third parties on any stationery that contains a trade name or trademark of Seller or any Affiliate of Seller. Seller hereby grants to Buyer a license to use, solely in connection with the operation of the Clark Bundle on and after Closing, such proprietary computer software of Seller located at the Clark Bundle as is presently used at the Clark Bundle exclusively in connection with the operation of the Clark Bundle and that would otherwise be an Excluded Asset, except for such computer software that is designed to be part of a networked computer system providing data processing capabilities or services beyond the Clark Bundle and any licenses which are not transferable and provided that in no event shall Buyer or any successor have access under such license to Seller's own computer networks. The rights and obligations relating to the licenses contained in this Section 2.5 will be made the subject of a separate software and trademark licensing agreement between the parties which shall address the terms and conditions affecting the irrevocable, fully paid up, royalty-free, transferable, non-exclusive rights and licenses granted therein, in which case the parties shall negotiate such terms and conditions in good faith and deliver such agreement at Closing.


                                  ARTICLE III
                                  -----------
                                PURCHASE PRICE
                                --------------

          3.1   Purchase Price. The purchase price for the Purchased Assets
                --------------
shall be an amount equal to the sum of (i) Three Hundred Forty Two Million Two Hundred Thousand Dollars ($342,200,000), (ii) the Estimated Adjustment Amount,
(iii) the Adjustment Amount, and (iv) any amounts paid by the Seller with respect to Leased Assets pursuant to Section 7.4 hereof (the "Purchase Price"). Notwithstanding any other provision of this Agreement, the Purchase Price includes all applicable sales and similar taxes. As a result of the execution of the Transitional Power Purchase Agreement, the amount to be paid by Buyer to Seller at Closing shall be reduced by One Hundred Fifty Eight Million Dollars ($158,000,000) (the "TPPA Amount"), and such reduction is reflected in Section 4.2(iv).

          3.2   Purchase Price Adjustment.  (a)  Within sixty (60) days after
                -------------------------
the Closing, the Seller shall prepare and deliver to the Buyer a statement
(the "Adjustment Statement") which reflects (i) the difference between (A) the book value, as determined by an independent evaluator designated by the Seller and approved by the Buyer as of the Closing Date, of all fuel inventory used at or in connection with the Purchased Assets and (B) the Estimated Inventory Adjustment Amount (such difference is referred to as the "Inventory Adjustment Amount"), (ii) the difference between (A) the book value, as determined by an independent evaluator designated by the Seller and approved by the Buyer as of the Closing Date, of the materials and supplies used at or in connection with the Purchased Assets and (B) the Estimated Materials and Supplies Adjustment Amount (such difference is referred to as the "Materials and Supplies Adjustment Amount") and (iii) the difference between (A) the Maintenance and Capital Expenditures Amount and (B) the Estimated Maintenance and Capital Expenditures Amount (such difference is referred to as the "Maintenance and Capital Expenditures Adjustment Amount"). The Inventory Adjustment Amount, the Materials and Supplies Adjustment Amount and the Maintenance and Capital Expenditures Adjustment Amount are referred to collectively as the "Adjustment Amount." The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the items reflected on the Adjustment Statement. The Buyer agrees to cooperate with the Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to the Seller such books, records and information as may be reasonably requested from time to time.

          (b) The Buyer may dispute the Inventory Adjustment Amount, the Materials and Supplies Adjustment Amount or the Maintenance and Capital Expenditures Amount; provided, however, that the Buyer shall notify the Seller
                     --------  -------
in writing of the disputed amount, and the basis of such dispute, within ten
(10) Business Days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to the Inventory Adjustment Amount, the Materials and Supplies Adjustment Amount or the Maintenance and Capital Expenditures Amount, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution of such differences within thirty (30) days of receipt of the Buyer's written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

          (c) Within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, the Buyer shall pay all undisputed portions of the Adjustment Amount. If there is a dispute with respect to any amount on the Adjustment Statement, within five (5) Business Days after the final determination of such disputed amounts on the Adjustment Statement, the Buyer shall pay to the Seller an amount equal to the disputed portion of the Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement; provided, however, that if such amount shall be less than
                      --------  -------
zero, then the Seller shall pay to the Buyer the amount by which such amount is less than zero within five (5) Business Days of such final determination. All payments made pursuant to this Section 3.2(c) shall be paid together, with interest thereon for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of The Chase Manhattan Bank in effect on the Closing Date, in cash by federal or other wire transfer of immediately available funds.

          (d) Buyer acknowledges that if the Closing occurs after the closing of the transactions contemplated by the Reid Gardner Asset Sales Agreement, Buyer shall make the payment contemplated by Section 3.2(d) of the Reid Gardner Asset Sales Agreement pursuant to the Reid Gardner Asset Sales Agreement in accordance with the terms of the Reid Gardner Asset Sales Agreement.

          3.3   Allocation of Purchase Price. The Buyer and the Seller shall use
                ----------------------------
their good faith best efforts to agree upon an allocation among the Purchased Assets of the sum of the Purchase Price consistent with Section 1060 of the Code and the Treasury Regulations thereunder within one-hundred twenty (120) days of the date of this Agreement but in no event less than thirty (30) days prior to the Closing. The Buyer and the Seller may jointly agree to obtain the services of an independent appraiser (the "Independent Appraiser") to assist the parties in determining fair value of the Purchased Assets for purposes of such allocation. If such an appraisal is made, both the Buyer and the Seller agree to accept the Independent Appraiser's determination of the fair value of the Purchased Assets. The parties shall jointly select the Independent Appraiser. The cost of the appraisal shall be borne equally by the Buyer and the Seller. Each of the Buyer and the Seller agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Seller shall report the transactions contemplated by this Agreement for federal Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

          3.4   Proration.  (a) The Buyer and the Seller agree that all of the
                ---------
items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

               (i) personal property, real estate, occupancy and any other Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets. In addition, in the event that the Seller is subject to Taxes, assessments and other charges on property of which the Purchased Assets comprises only a portion, the portion of such Taxes, assessments and other charges allocated to the Purchased Assets and subject to proration by this Section 3.4 shall be determined by reference to the relative value of the Purchased Assets, as determined by the Purchase Price paid by the Buyer, compared with the value of the Seller's property subject to such Taxes, assessments and other charges, as assessed by the relevant taxing authority;

               (ii) rent, Taxes and other items payable by or to the Seller under any of the Seller Agreements to be assigned to and assumed by the Buyer hereunder;

               (iii) any permit, license or registration fees with respect to any Environmental Permit or other Permit; and

               (iv) sewer rents and charges for water, telephone, electricity and other utilities.

          (b) In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller or the Buyer made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.


                                  ARTICLE IV
                                  ----------
                                  THE CLOSING
                                  -----------

          4.1   Time and Place of Closing. Upon the terms and subject to the
                -------------------------
satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m., local time, on the first Business Day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or such other place or time as the parties may mutually agree, provided that such date shall not occur prior to June 1, 2001, unless the parties mutually agree to an earlier date. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

          4.2   Payment of Purchase Price. Upon the terms and subject to the
                -------------------------
satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer shall pay or cause to be paid to the Seller the Purchase Price. The portion of the Purchase Price to be paid at Closing shall be as follows: (i) an amount equal to the sum of $342,200,000, plus (ii) any amounts with respect to Leased Assets to be paid pursuant to Section 7.4 hereof, plus (iii) the Estimated Adjustment Amount for the Closing, and less (iv) the TPPA Amount (the "Estimated Closing Payment"), by wire transfer of immediately available funds or by such other means as are agreed to by the Seller and the Buyer. If, at the time of Closing, there is a payment required to be made pursuant to Section 3.2(d) of the Reid Gardner Asset Sales Agreement, such payment shall be made at Closing.

          4.3   Deliveries by Seller. At the Closing, the Seller shall deliver
                --------------------
to the Buyer the following:

          (a) The Bill of Sale, duly executed by the Seller for the personal property included in the Purchased Assets;

          (b) The executed consents to transfer the Seller Agreements, the Environmental Permits and the Permits, to the extent required hereunder or under applicable law;

          (c) Each Ancillary Agreement required to be delivered under this Agreement, duly executed by the Seller;

          (d)  The certificate and opinion of counsel as contemplated by Section
8.2 hereof;

          (e) One or more deeds of conveyance transferring the Seller's interest in the Real Property to the Buyer, without covenant or warranty of title other than as provided in the Form of Grant, Bargain, Sale Deed attached as Exhibit G hereto, duly executed and acknowledged by the Seller and in recordable form subject to Permitted Encumbrances and retaining to the extent necessary any existing easements in favor of the Seller with respect to Real Property conveyed to the Buyer, each substantially in the form of Exhibit G attached hereto;

          (f) One or more easements to the extent necessary to evidence the right of the Buyer to use the Real Property of the Seller (the "Buyer's Easements") associated with the Purchased Assets, duly executed and acknowledged by the Seller and in recordable form, each substantially in the form of Exhibit E attached hereto;

          (g) The Assignment of Leases, in the form of Exhibit A attached hereto, assigning to the Buyer all of the Seller's right, title and interest as lessor (or lessee, as the case may be) under the Leases;

          (h) Copies of the resolutions adopted by the board of directors of the Seller, certified by the secretary of the Seller, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Seller of this Agreement, the Ancillary Agreements, the Bill of Sale and other closing documents described in this Agreement to which the Seller is a party, and the performance by the Seller of its obligations hereunder and thereunder;

          (i) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets in accordance with this Agreement and the Ancillary Agreements, and where necessary or desirable, in recordable form; and

          (j) Such other agreements, documents, instruments and writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement, the Ancillary Agreements or otherwise required in connection herewith or therewith.

          4.4   Deliveries by Buyer. At the Closing, the Buyer shall deliver to
                -------------------
the Seller the following:

          (a) The Estimated Closing Payment by wire transfer of immediately available funds or by such other means as are agreed to by the Seller and the Buyer;

          (b) Each Ancillary Agreement required to be delivered under this Agreement, duly executed by the Buyer;

          (c)  The certificate and opinion of counsel as contemplated by Section
8.3 hereof;

          (d) One or more easements to the extent necessary to evidence the right of Seller to use the Real Property of Buyer (the "Seller's Easements"), to the extent necessary for the Seller to continue and maintain its transmission and distribution business, in favor of the Seller with respect to Real Property conveyed to the Buyer, duly executed and acknowledged by the Buyer, each substantially in the form of Exhibit D attached hereto, and the Buyer shall bear any transfer or similar tax incurred in connection herewith as set forth in
Section 7.9 hereof;

          (e) The Instrument of Assumption, duly executed by the Buyer providing for the assumption of all of the Seller's right, title and interest as lessor (or lessee as the case may be) under the Leases;

          (f) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement;

          (g) Copies of the resolutions adopted by the board of directors of the Buyer, certified by the secretary of the Buyer, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Buyer of this Agreement, the Ancillary Agreements and other closing documents described in this Agreement to which the Buyer is a party, and the performance by the Buyer of its obligations hereunder and thereunder; and

          (h) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, the Ancillary Agreements or otherwise required in connection herewith or therewith.

                                   ARTICLE V
                                   ---------
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

          The Seller represents and warrants to the Buyer as follows:

          5.1   Organization; Qualification. The Seller is a corporation duly
                ---------------------------
organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Seller has heretofore delivered to the Buyer complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect.

          5.2   Authority Relative to this Agreement. The Seller has full
                ------------------------------------
corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Seller, and assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitute valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

          5.3   Consents and Approvals; No Violation. (a) Except as set forth in
                ------------------------------------
Schedule 5.3(a), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller nor the sale by the Seller of the Purchased Assets pursuant to this Agreement or the Ancillary Agreements shall (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Authority or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or (y) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which violation would have a Material Adverse Effect.

          (b) Except as set forth in Schedule 5.3(b) and except for (i) any required approvals under the Federal Power Act, (ii) approvals or other actions by the PUCN, the CPUC, and/or the OPUC, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, and (iv) the filings by the Seller and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses (i) through (iv) above are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority or regulatory authority is necessary for the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, shall not, in the aggregate, have a Material Adverse Effect and other than the Permits and Environmental Permits.

          5.4   Reports. Since January 1, 1996, the Seller, pursuant to the
                -------
Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act and the Holding Company Act, has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, or the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of the Seller as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act and the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

          5.5   Financial Statements. The Seller has previously furnished to the
                --------------------
Buyer (i) balance sheets of the Seller as of June 30, 2000, and (ii) the related statements of income and retained earnings and changes in financial position of the Seller for the fiscal year then ended. The balance sheet of the Seller as of June 30, 2000 is referred to herein as the "Seller Balance Sheet." Each of the balance sheets included in the financial statements referred to in this Section
5.5 (including the related notes thereto) presents fairly the financial position of the Seller as of their respective dates, and the other related statements included therein (including the related notes thereto) present fairly the results of operations and changes in financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

          5.6   Undisclosed Liabilities. Except as set forth in Schedule 5.6,
                -----------------------
the Seller has no liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Seller Balance Sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, whether before or after the date of the Seller Balance Sheet, or those which in the aggregate are not material to the Purchased Assets.

          5.7   Absence of Certain Changes or Events. Except as set forth in
                ------------------------------------
Schedule 5.7, or in the reports, schedules, registration statements and definitive proxy statements filed by the Seller with the SEC, and except as otherwise contemplated by this Agreement, since the date of the Seller Balance Sheet there has not been: (i) any Material Adverse Effect; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (iii) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller, which is material to the business or operations of the Purchased Assets, except for non-material agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (iv) any change by the Seller, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

          5.8   Title to Real Property. Set forth in Schedule 5.8 is a true and
                ----------------------
complete list of the Real Property of the Seller which is part of the Purchased Assets.

The Seller has good and marketable title to all of the Real Property (including easements for access and utilities), subject only to Permitted Encumbrances.

          5.9   Leasehold Interests. Schedule 5.9 lists, as of the date of this
                -------------------
Agreement, all Real Property leases (the "Leases") relating to the Purchased Assets under which the Seller is a lessee, lessor or under which Seller otherwise has any interest and which are to be assigned to, and assumed by, the Buyer on the Closing Date. Except as set forth in Schedule 5.9, to the Seller's Knowledge, all such Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Seller thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder. Subject only to Permitted Encumbrances, Seller has valid and effective leasehold rights in each Lease in which Seller is the lessee.

          5.10  Improvements. Except as set forth in Schedule 5.10, the Seller
                ------------
has not received any written notices from any Governmental Authority stating or alleging that any improvements with respect to the Purchased Assets have not been constructed in compliance with applicable law. Except as set forth in
Schedule 5.10, no written notice has been received by the Seller from any Governmental Authority requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with the Purchased Assets.

          5.11  Insurance. Except as set forth in Schedule 5.11, all material
                ---------
policies of fire, liability, workers' compensation and other forms of insurance purchased or held by and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.11, as of the date of this Agreement, the Seller has not been refused any insurance with respect to the Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve (12) months.

          5.12  Environmental Matters. (a) Except as set forth in Schedule 5.12,
                ---------------------
in any public filing by the Seller pursuant to the Securities Act or the Exchange Act, or in any environmental site assessment prepared by or for the Seller and made available to the Buyer, the Seller holds, and is in substantial compliance with, all material permits, licenses and governmental authorizations (the "Environmental Permits") required for the Seller to operate the Purchased Assets under applicable Environmental Laws, and to the Knowledge of the Seller, the Seller is otherwise in compliance with applicable Environmental Laws with respect to the Purchased

Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. The Seller's Environmental Permits are set forth on Schedule 5.12.

          (b) To Seller's knowledge and except as set forth in Schedule 5.12, Seller has not received any request for information, or been notified in writing or orally that it is a potentially responsible party, under CERCLA or any similar state law with respect to any of the Purchased Assets, except for such liability under such laws as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (c) Except as set forth in Schedule 5.12, with respect to the Purchased Assets, the Seller has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law, except such consent decrees or orders, judgments, decrees or judicial orders that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and has no Knowledge of any pending investigation under any Environmental Law related to the Purchased Assets, other than as contemplated by the Environmental Audit Agreement, if applicable, between Nevada Power Company and the Nevada Division of Environmental Protection related to the Clark Bundle except for such investigations that would not, individually or in the aggregate, be reasonably willing to have a Material Adverse Effect and further, Seller shall disclose to Buyer in writing any Remediation or investigation relating to the Purchased Assets that is commenced after the date of this Agreement and prior to the Closing Date.

          (d) To Seller's Knowledge, Seller has disclosed and made available to Buyer true, complete and correct copies of any material report, study, investigation, audit, analysis, test or monitoring in the possession of or initiated or prepared by Seller within the 5 years preceding the date of this Agreement pertaining to any environmental matter relating to the Purchased Assets, including without limitation, compliance with Environmental Laws or employee safety.

          (e) The representations and warranties made in this Section 5.12 are the Seller's exclusive representations and warranties relating to environmental matters.

          5.13   Labor Matters. The Seller has previously delivered to the Buyer
                 -------------
copies of all labor union and Collective Bargaining Agreements relating to the Purchased Assets to which the Seller is a party or is subject. With respect to its employees at the Purchased Assets, except to the extent set forth in
Schedule 5.13
and except for such matters as shall not have a Material Adverse Effect, to the Seller's Knowledge: (i) the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) the Seller has not received written notice of any unfair labor practice charge or complaint against the Seller pending before the National Labor Relations Board; (iii) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Seller; (iv) the Seller has not received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (v) no arbitration proceeding arising out of or under collective bargaining agreements is pending against the Seller; and (vi) the Seller has not experienced any primary work stoppage since at least December 31, 1995.

          5.14  ERISA; Benefit Plans. (a) Except as set forth in Schedule
                --------------------
5.14(a)(i), with respect to its employees at the Purchased Assets, the Seller has fulfilled its obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. The Seller has not incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any employee pension benefit plan relating to employees at the Purchased Assets which is subject to Title IV of ERISA. Except as set forth in
Schedule 5.14(a)(ii), the Internal Revenue Service has issued a letter for each employee pension benefit plan determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification, and no withdrawal liability has been incurred by or asserted against the Seller with respect to any employee pension benefit plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (b) Schedule 5.14(b) lists, as of the date of this Agreement, all deferred compensation, pension, profit-sharing and retirement plans, including multiemployer plans, and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Seller in respect of employees who are the employees of the Seller who work at the Purchased Assets. Accurate and complete copies of all such plans, other than multiemployer plans, have been made available to the Buyer.

          5.15  Real Property Encumbrances. Schedule 5.15 describes the
                --------------------------
indentures of trust concerning the Pollution Control Facilities at the Clark Bundle (the "Bond Indentures") and the Indenture. At or before Closing, Seller shall cause the Purchased Assets to be released from the liens of the Indenture and the Bond

Indentures. Copies of any surveys in the Seller's possession or any policies of title insurance currently in force and in the possession of the Seller with respect to the Real Property will be delivered by the Seller to the Buyer pursuant to Section 7.14.

          5.16  Condemnation. Neither the whole nor any part of the Real
                ------------
Property or any other real property or rights leased, used or occupied by the Seller in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of the Seller, no such condemnation or other taking is threatened or contemplated.

          5.17  Certain Contracts and Arrangements. (a) Except for (i) the
                ----------------------------------
Seller Agreements listed in Schedule 5.17(a) or any other Schedule hereto, (ii) contracts, agreements, personal property leases, commitments, understandings or instruments which shall expire prior to the Closing Date, (iii) non-material agreements with suppliers, distributors and sales representatives entered into in the ordinary course of business, and (iv) contracts, agreements, personal property leases, commitments, understandings or instruments with a value less than $250,000 or with annual payments less than $50,000 the Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets.

          (b) Except as disclosed in Schedule 5.17(b), each material Seller Agreement constitutes a valid and binding obligation of the parties thereto and is in full force and effect and may be transferred to the Buyer pursuant to this Agreement and shall continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

          (c) Except as set forth in Schedule 5.17(c), there is not, under any of the Seller Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller, except, with respect to the Seller Agreements only, such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Material Adverse Effect. Except as set forth in
Schedule 5.17(c), Seller has not received written or other notice of a default concerning a Seller Agreement, nor has Seller received any written or other notice that a party intends to cancel or terminate a Seller Agreement.

          5.18  Legal Proceedings, etc. Except as set forth in Schedule 5.18 or
                -----------------------
in any filing made by the Seller pursuant to the Securities Act or the Exchange Act, there are no claims, actions, proceedings, or investigations pending, and to Seller's Knowledge no claims, actions, proceedings or investigations threatened, against the Seller relating to the Purchased Assets before or by any court, Governmental

Authority or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect. Except as set forth in Schedule 5.18, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, Governmental Authority or regulatory authority relating to the Purchased Assets which has a Material Adverse Effect.

          5.19  Permits. The Seller has all material permits, licenses,
                --------
franchises and other governmental authorizations, consents and approvals (other than with respect to the Environmental Permits addressed in Section 5.12) (collectively, "Permits"), as set forth in Schedule 5.19(a), necessary to operate the Purchased Assets as presently operated, except where the failure to have such Permits does not have a Material Adverse Effect. Except as set forth in Schedule 5.19(b), with respect to the Purchased Assets, the Seller has not received any written notification, and does not otherwise have Knowledge, that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority or regulatory body or authority applicable to the Purchased Assets, except for notifications of violations which would not, in the aggregate, have a Material Adverse Effect. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any Governmental Authority or regulatory body or authority applicable to the Purchased Assets, except for violations which, in the aggregate, do not have a Material Adverse Effect.

          5.20  Regulation as a Utility. The Seller and certain of its
                -----------------------
affiliates are regulated as public utilities in the States of Nevada and California. Except as set forth on Schedule 5.20, the Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

          5.21  Taxes. The Seller has, in respect of the Purchased Assets, (i)
                -----
filed all Tax Returns required to be filed other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, and (ii) paid in full or all material Taxes shown to be due on such Tax Returns. Except as set forth in Schedule 5.21, the Seller has not received any notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Seller in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.21 is being contested in good faith through appropriate proceedings. Except as set forth in
Schedule 5.21, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period.

          5.22  Title to Personal Property. Schedule 1.l(86)(iii) sets forth a
                --------------------------
true and complete list of the material machinery, equipment, vehicles, furniture and other tangible personal property located on the Real Property and used in the operation of the Clark Bundle as of the date of this Agreement ("Personal Property"). The Seller has good and marketable title to the Personal Property (or valid and effective leasehold rights in the case of leased Personal Property).

          5.23  Water. (a) Seller holds rights, by contract, permit, easement,
                -----
resolution, ordinance and otherwise, sufficient to enable Seller to legally take, transport and deliver water to the Clark Bundle at rates and in quantities sufficient to operate the Clark Bundle in the manner in which it has historically been operated. Without limiting the generality of the foregoing, Seller represents and warrants that (i) its right to receive water at Clark Station from the Clark County Sanitation District ("CCSD") derives exclusively from permit #21728-S-1 (cert # 6885) and CCSD Resolution No. 88-002 and 99-004 and (ii) with the exception of pipeline operations and maintenance agreements listed on Schedule 5.17(a) there are no other contracts or agreements affecting Seller's right to receive water for Clark Station from CCSD.

          (b) To Seller's Knowledge there are no facts or circumstances that would prevent Buyer from performing its obligations under the terms and conditions of the proposed form of Waste Water Supply Agreement and the proposed form of Water Supply Agreement.

          (c) There has been sufficient pond capacity and brine concentration treatment plant capacity to support the unit capacity factors set forth in
Schedule 5.23(c), and as of the Closing Date there will have been no material reduction in the pond or brine concentrator treatment plant capacity from historical levels.


                                  ARTICLE VI
                                  ----------
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          The Buyer represents and warrants to the Seller as follows:

          6.1   Organization. Each of NRG and Dynegy is a corporation duly
                ------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of NRG and Dynegy is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Each of NRG and Dynegy has heretofore delivered to the Seller complete and correct copies of its Certificate of

Incorporation and Bylaws (or other similar governing documents), as currently in effect.

          6.2   Authority Relative to this Agreement. Each of NRG and Dynegy has
                ------------------------------------
full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of NRG and Dynegy and no other corporate proceedings on the part of NRG or Dynegy are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by NRG and Dynegy, and assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of the Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitute valid and binding agreements of NRG and Dynegy, enforceable against NRG and Dynegy in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

          6.3   Consents and Approvals; No Violation. (a) Except as set forth in
                ------------------------------------
Schedule 6.3(a), and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by NRG or Dynegy nor the purchase by NRG or Dynegy of the Purchased Assets pursuant to this Agreement or the Ancillary Agreements shall (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of NRG or Dynegy, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or (y) for those requirements which become applicable to NRG or Dynegy as a result of the specific regulatory status of the Seller (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Seller (or any of its Affiliates) is or proposes to be engaged;
(iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which NRG or Dynegy or any of their respective subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

          (b) Except as set forth in Schedule 6.3(b) and except for (i) filings and approvals required by Section 203 of the Federal Power Act, (ii) a specific determination by the appropriate state commission(s) that allowing the Purchased Assets to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law, as contemplated by Section 32(c) of the Holding Company Act, 15 USC section 79z-5a(c), (iii) an Exempt Wholesale Generator determination made by FERC under Section 32 of the Holding Company Act, 15 USC Section 79z-5a, and (iv) the filings by NRG and Dynegy and the Seller required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in Schedule 6.3(b) and clauses (i), (ii) and (iii) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, shall not, in the aggregate, have a Material Adverse Effect.

          6.4   Regulation as a Utility. NRG Energy, Inc., is a subsidiary of a
                -----------------------
public utility holding company registered under the Holding Company Act. Dynegy Holdings Inc. is neither a public utility company nor a public utility holding company under the Holding Company Act. Except as set forth in Schedule 6.4, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

          6.5   Availability of Funds. The Buyer has sufficient funds available
                ---------------------
to it or has received binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.


                                  ARTICLE VII
                                  -----------
                           COVENANTS OF THE PARTIES
                            ------------------------

          7.1   Conduct of Business of the Seller. Except as described in
                ---------------------------------
Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller shall operate and maintain the Purchased Assets according to its ordinary and usual course of business consistent with good industry practice and with Schedules 1.1(94) (Scheduled Capital Expenditures) and 1.1(95) (Scheduled Maintenance Expenditures). Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in
Schedule 7.1, prior to the Closing

Date, without the prior written consent of the Buyer (unless such consent would be prohibited by law), the Seller shall not with respect to the Purchased
Assets:

          (a) (i) create, incur or assume any material amount of indebtedness for money borrowed, other than in the ordinary course of business, including obligations in respect of capital leases but excluding purchase money mortgages granted in connection with the acquisition of property in the ordinary course of business; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business;

          (b) make any material change in the operations of the Purchased Assets including, without limitation, the levels of fuel inventory and materials and supplies customarily maintained by the Seller;

          (c) except as set forth in Schedule 1.1(92), make any capital expenditures with respect to the Purchased Assets, except that the Seller shall make any capital expenditures (i) requested by the Buyer, provided that the Buyer shall reimburse the Seller for such capital expenditures as part of the Adjustment Amount and (ii) deemed necessary by the Seller and consented to by the Buyer, whose consent shall not be unreasonably withheld ("Necessary Capital Expenditures"); provided, however, that if the Buyer requests that the Seller
                --------  -------
make enhancements with a cost in excess of the cost of any Necessary Capital Expenditure, the Buyer shall reimburse the Seller for the cost of such enhancement to the extent that the cost of such enhancement exceeds the cost of the Necessary Capital Expenditures as part of the Adjustment Amount;

          (d) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with good industry practice and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets other than Permitted Encumbrances;

          (e) except as set forth in Schedule 1.1(93), make any maintenance expenditures, except that the Seller shall make any maintenance expenditures (i) requested by the Buyer, provided that the Buyer shall reimburse the Seller for such maintenance expenditures as part of the Adjustment Amount and (ii) deemed necessary by the Seller and consented to by the Buyer, whose consent shall not be unreasonably withheld ("Necessary Maintenance Expenditures"); provided,
                                                                 --------
however, that if the Buyer requests that the Seller make enhancements/upgrades
-------
with a cost in excess of the cost of any Necessary Maintenance Expenditure, the Buyer shall reimburse the Seller for the cost of such enhancements/upgrades to the extent the cost of such enhancements/upgrades exceeds the cost of the Necessary Maintenance Expenditure as part of the Adjustment Amount;

          (f)  amend any of the Seller Agreements;

          (g) enter into or amend any real or personal property Tax agreement, treaty or settlement;

          (h) execute, enter into or amend any agreement, order, decree or judgment relating to any Permit other than non-material renewals of Permits in the ordinary and usual course of business consistent with past practice;

          (i) enter into any commitment for the purchase or sale of fuel (whether commodity or transportation) that Seller intends to assign to Buyer having a term of greater than ninety (90) days that extends beyond December 31, 2001 if the aggregate payment under such commitment is expected to exceed $500,000 or if the aggregate payments under such commitment and all other then outstanding commitments not previously consented to by the Buyer would be expected to exceed $1,000,000;

          (j) except for the Transitional Power Purchase Agreement, enter into any wholesale sales agreements having a term extending beyond the Closing Date, where the sale of energy is expected to be supplied via the Purchased Assets;

          (k) sell, lease or otherwise dispose of SO2 Allowances, except those listed in Schedule 2.2(g) or to the extent necessary to operate the Purchased Assets in accordance with this Section 7.1; or

          (l) enter into (i) any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (a) through (k) or (ii) otherwise enter into any material new contract, agreement, commitment or arrangement affecting the Purchased Assets that will survive Closing other than contracts, agreements, commitments or arrangements entered into in the ordinary and usual course of business consistent with Good Utility Practice (as defined in the Transitional Power Purchase Agreement) and having a term of twelve (12) months or less and a value of $250,000 or less ($1 million in the aggregate) provided that such per contract and aggregate limitations imposed in this subparagraph (l) shall not apply to commitments for the purchase or sale of fuel pursuant to subparagraph
(i) of this section (with Buyer's consent to a contract, agreement or commitment that otherwise complies with this subsection (ii) but exceeds the preceding term and value limits not to be unreasonably withheld or delayed) except that in no event shall Seller enter into the Waste Water Treatment Agreement or the Water Supply Agreement with a third party prior to Closing without Buyer's consent, and (iii) Seller shall provide Buyer with prompt notice with respect to any contract, agreement, commitment or arrangement entered into in accordance with the provisions of subsection (ii) of this paragraph.

          7.2   Access to Information. (a) Between the date of this Agreement
                ---------------------
and the Closing Date, the Seller shall, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which access by Buyer is not prohibited by law excluding information relating to employee records other than the information described on Schedule 2.2(e), (ii) subject to Seller's approval of Buyer's selection (not to be unreasonably withheld) Buyer shall appoint a representative and beginning sixty (60) days prior to Closing such representative shall be permitted to make reasonably frequent visits on reasonable notice to the Purchased Assets for the purpose of performing reasonable inspections thereof; (iii) cause those persons in the positions listed on Schedule 1.1(62) and its advisors to furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably request; (iv) cause those persons in the positions listed on Schedule 1.1(62) and its advisors to furnish the Buyer a copy of each report, schedule or other document filed or received by them with the SEC, PUCN, CPUC or FERC with respect to the Purchased Assets; and
(v) at Buyer's reasonable request, make those persons in the positions listed on
Schedule 1.1(62) and its advisors available during regular business hours for reasonable time periods to answer Buyer's questions concerning the Purchased Assets and their operation; provided, however, that (A) any such investigation
                            --------  -------
shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and
(C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything in this
Section 7.2 to the contrary, (i) the Seller shall only furnish or provide such access to medical records as is required by law and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on or underneath the Purchased Assets.

          (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Evaluation Material" (as defined in the Confidentiality Agreement) except for items acquired by Buyer as part of the Purchased Assets including but not limited to any books, operation records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications and procedures.

          (c) Subject to Buyer's rights under the last sentence of this Section 7.2(c), for a period of ten (10) years after the Closing Date, the Seller and its representatives shall have reasonable access to all of the books and records of the Purchased Assets, as the case may be, transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.2(c). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such ten-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity at the Seller's expense, to segregate and remove such books and records as the Seller may select.

          7.3   Expenses. Except to the extent specifically provided herein,
                --------
whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses except that the costs, expenses and premium incurred to obtain title insurance shall be shared equally by Buyer and Seller at Closing.

          7.4   Further Assurances. Subject to the terms and conditions of this
                ------------------
Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement including, without limitation, the use of the Seller's and the Buyer's commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. From time to time after the date hereof, without further consideration, the Seller shall, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Purchased Assets. From time to time after the date hereof, the Buyer shall, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement. To the extent that any personal property lease, relating to any assets (the "Leased Assets") which are principally used by the Seller for generation purposes at the Purchased Assets, cannot be assigned to the Buyer, the Seller shall, with Buyer's written consent (which consent shall not be unreasonably withheld), use its commercially reasonable efforts to acquire title to such Leased Assets and to include them in the Purchased Assets before the Closing Date. The Seller's reasonable costs associated with acquiring title to such Leased Assets shall be paid by the Buyer as part of the Purchase Price. The Leased Assets are identified as such on Schedule 1.1(86)(iii).

          7.5   Public Statements. The parties shall consult with each other
                -----------------
prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and neither party may issue any such public announcement, statement or other disclosure without having first received the written consent of the other party, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Evaluation Material" (as defined in the Confidentiality Agreement).

          7.6   Consents and Approvals. (a) The Seller and the Buyer shall each
                ----------------------
file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

          (b) The Seller and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Environmental Permits, Permits, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, all consents, approvals and authorizations of all governmental bodies to the transfer, reissuance or modification of the Permits and Environmental Permits as necessary to enable Buyer to operate the Purchased Assets at and after Closing substantially as they had been operated immediately prior to the Closing Date, and FERC approval of the Ancillary Agreements and the Generation Tariff applicable to the Purchased Assets) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which either of them is bound. The Seller shall have the right to review and approve in advance all characterizations of the information relating to Purchased Assets; and each of the Seller and the Buyer shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby. The parties hereto agree that they shall consult with each other with respect to the transferring to the Buyer or the obtaining by the Buyer of all such necessary Environmental Permits, Permits, consents, approvals and authorizations of all third parties and governmental bodies. The Seller and the Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise) relating to this Agreement and the transactions contemplated hereby on behalf of the Seller, on the one hand and the Buyer on the other hand, with all governmental bodies.

          (c) To the extent that a consent to an assignment of any material Seller Agreement cannot be obtained before the Closing Date, the Seller shall enter into all such agreements with the Buyer as are necessary to give the Buyer the rights, obligations and burdens of such Seller Agreements.

          (d) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any federal, state or local Governmental Authority or agency or any third party in connection with any federal, state or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

          (e) Seller shall use commercially reasonable efforts to defend and support the form of Generation Tariff applicable to the Purchased Assets in the form on file with FERC as of November 14, 2000. Seller shall file with FERC and use commercially reasonable efforts to defend and support the Transitional Power Purchase Agreement and Interconnection Agreement. Seller shall, at Buyer's request, file a certificate of concurrence in and shall use all commercially reasonable efforts to support (i) any filing with the FERC that Buyer is required to make in order to sell energy, capacity and ancillary service pursuant to the Transitional Power Purchase Agreement, and (ii) any tariff filed by Buyer with FERC and containing terms and conditions equivalent to the applicable terms and conditions of the Generation Tariff, previously filed by Seller with FERC and applicable to the Purchased Assets, provided, however, Seller's obligation to support such filings shall continue only until such filings have been approved by FERC. Seller shall not propose or enter into any stipulation or agreement except for any stipulation pending as of the date of this Agreement modifying the form of such tariffs or agreements without Buyer's consent, which Buyer shall not unreasonably withhold. Buyer and Seller shall cooperate in defending and supporting such tariffs and agreements.

          (f) The Seller shall prepare and submit an application to the PUCN in which the Seller shall seek approval of the sale of both the Purchased Assets hereunder and the Reid Gardner Bundle and at Buyer's request Seller shall include in such application a statement reflecting Buyer's preferences and priorities with respect to the transactions contemplated by this Agreement and the Asset Sale Agreement relating to the Reid Gardner Bundle of even date herewith.

          7.7   Fees and Commissions. The Seller and the Buyer each represent
                --------------------
and warrant to the other that, except for Credit Suisse First Boston ("CSFB"), which is acting for and at the expense of the Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer shall pay to the other or otherwise discharge, and shall indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

          7.8   Use of Pollution Control Facilities. (a) Prior to June 1, 2019,
                -----------------------------------
the Buyer shall not use any of the Pollution Control Facilities in any manner which would cause (i) interest on any of the Bonds to become includible in the gross income of the owners of such Bonds for purposes of federal income taxation or (ii) the disallowance of any deductions for interest expense payable by the Seller to which the Seller would otherwise be entitled; provided, however, that
                                                        --------  -------
no violation of this Section 7.8 shall be deemed to have occurred solely as a result of such facilities being (A) unused, (B) abandoned or (C) sent to a landfill.

          (b) The Buyer shall give the Seller reasonable access to any Pollution Control Facilities included in the Purchased Assets and the books and records with respect to such facilities.

          (c) The Buyer shall fully cooperate with the issuers of the Bonds and the Seller and its counsel in connection with any audit, investigation or proceeding with respect to the Bonds or the Seller's interest expense deduction with respect thereto by the Internal Revenue Service, the SEC or any other entity.

          7.9   Tax and Withholding Matters. (a) Notwithstanding any other
                ---------------------------
provision of this Agreement, the Purchase Price includes all applicable sales and similar taxes (but not real property transfer taxes) imposed by the State of Nevada as the result of the transaction ("Included Taxes"). Buyer shall bear all real estate transfer taxes. At the Closing, Seller shall deliver to Buyer a receipt for Buyer's payment of Included Taxes, and a separate closing certificate setting forth Seller's calculation of the purchase price for that portion of the Purchased Assets with respect to which Included Taxes are anticipated by Seller to be due, as well as Seller's calculation, in the exercise of reasonable judgment, of the amount of those Included Taxes. Seller shall also include in this certificate its unqualified representation, warranty and covenant, which shall survive Closing notwithstanding any other provision of this Agreement, that the amount of taxes so established is in fact the entire and correct amount of Included Taxes. Seller is aware that, because of Seller's familiarity with the Purchased Assets and their previous treatment for tax, accounting and other purposes, Buyer is relying on Seller's calculation of such Included Taxes. Seller shall, as provided by the laws of the State of Nevada, pay over to the Nevada Department of Taxation the Included Taxes. To the extent, if any, that the State of Nevada requires payment of Included Taxes in an amount higher than that certified by Seller, after all opportunity for challenge or rehearing or appeal has been exhausted (provided that Seller bears the costs thereof as incurred), Seller
           --------
shall immediately adjust its books, nunc pro tunc, by decreasing the purchase price of the Purchased Assets by an amount equal to such additional Included Taxes, which amount shall constitute Included Taxes collected by Seller from Buyer. Seller shall then deliver to Buyer a corrected receipt for payment of Included Taxes and remit to the Nevada Department of Taxation the additional Included Taxes due. The foregoing is in addition to Buyer's right to recover damages for breach of Seller's representation, warranty and covenant in an amount equal to any Included Taxes required to be paid by Buyer (after exhausting all opportunity for appeal or rehearing, provided that Seller bears
                                                    --------
the costs thereof as incurred). Seller represents and warrants that this Section 7.9(a) is enforceable (which representation and warranty shall survive Closing notwithstanding any contrary provision in this Agreement) and shall deliver a reasoned opinion at Closing confirming that this provision will be enforceable against Seller. The party responsible for remitting a Tax, shall, at its own expense, file, to the extent required by law, all necessary Tax Returns, receipts and other documentation with respect to the Tax. If reasonably requested by the party responsible for paying a Tax the other party shall join in the execution of any such Tax Returns, receipts or other documentation. Notwithstanding the foregoing, the parties shall work together in good faith and each at its own expense to minimize all transfer, sales and similar taxes and shall not make any payment to the Nevada Department of Taxation if the amount of payment is being disputed by either party until all opportunity for challenge or rehearing or appeal has been exhausted (provided that Seller bears the costs
                                        --------
thereof as incurred).

          (b)  With respect to Taxes to be prorated in accordance with Section
3.4 hereof only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than twenty (20) days prior to the due date for filing such Tax Return. Within ten (10) days after receipt of such Tax Return, the Seller shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.4 hereof. In addition to any amount of reimbursement due in accordance with Section 3.4 hereof, Buyer shall reimburse Seller for any Nevada property taxes incurred by Seller which relate to the Purchased Assets and have a lien date after the Closing Date. The amount of such reimbursement shall be determined based upon the proportion of (i) the "historical cost less depreciation" of the Purchased Assets to (ii) the total historical cost less depreciation of all the assets reported on Seller's Nevada Operating Property Appraisal Report.

          (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.9 or pursuant to any other section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto. The provisions of
Section 7.9 shall survive for a period of two years.

          (d) The provisions of Section 7.9 shall survive until 30 days after the expiration of all applicable tax statutes of limitation.

          7.10   Supplements to Schedules. Prior to the Closing Date, the Seller
                 ------------------------
shall promptly supplement or amend the Schedules required by Article V with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this
Section 7.10 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

          7.11   Employees. (a) Schedule 7.11(a) sets forth all collective
                 ---------
bargaining agreements to which the Seller is a party in connection with the Purchased Assets (the "Collective Bargaining Agreements"), as well any Letters of Agreement between Seller and IBEW Local 396 ("Local 396 LOA"), letters of intent, or other such agreements or understandings related to the sale and transfer of certain plants. The Buyer shall offer employment to begin as of the Closing Date to the Seller's employees who work at the Purchased Assets and who are included in the bargaining units covered by the Collective Bargaining Agreements ("Hourly Employees"). The Buyer shall assume the Collective Bargaining Agreements, and all of the Seller's obligations under such agreements.

          (b)  Continued Employment.  The Buyer shall, as of the Closing Date,
               --------------------
make a Qualifying Offer of Employment (as defined herein) to each employee of Seller who (i) worked at or directly serviced the Purchased Assets and (ii) was an employee of the Seller immediately prior to the Closing Date, other than (x) Hourly Employees and (y) Directors (each such employee who accepts a Qualifying Offer of Employment is a "Management Employee"). An offer of employment shall be deemed a "Qualifying Offer of Employment" if (A) the proposed base salary and level of incentive compensation is at least 90% of the employee's base salary and level of incentive compensation immediately prior to the Closing Date and
(B) the proposed principal place of employment is within one hundred (100) miles of the employee's principal place of employment immediately prior to the Closing Date.

          (c)  Benefit Continuation.  Subject to applicable law, the Buyer shall
               --------------------
maintain for a period of at least one year after the Closing Date, without interruption, such employee compensation, welfare and benefit plans, programs, policies and fringe benefits covering Management Employees that will be as economically similar, in the aggregate, as those provided pursuant to those employee compensation, welfare and benefit plans, programs, policies and fringe benefits of the Seller and their subsidiaries as in effect immediately prior to the Closing Date. To the extent permissible under the terms of the Benefit Plans of Buyer and required by applicable law, the Buyer shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Management Employees under any Benefit Plans of Buyer that are welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Management Employees immediately prior to the Closing Date.

          (d)  Service Credit. The Management Employees shall be given credit
               --------------
for all service with the Seller or its subsidiaries (and service credited by Seller or such subsidiary), to the same extent as such service was credited for such purpose by Seller or such subsidiary, under all employee benefit plans, programs and policies of the Buyer in which they become participants (the "Benefit Plans of Buyer") for purposes of eligibility, vesting, benefit accrual and determination of level of benefits. Notwithstanding the foregoing, such service with the Seller shall be recognized for purposes of benefit accrual under a defined benefit pension plan or a retiree medical plan (a "plan") sponsored by the Buyer only if assets and liabilities are transferred to the Buyer's plan and trust from the Seller's plan and trust.

          (e)  Assumptions.  The Buyer shall assume only those obligations that
               -----------
are required to be assumed by the Buyer under the Collective Bargaining

Agreement or obligations for which there was a transfer of assets and liabilities to the Buyer's plan and trust from the Seller's plan and trust. Absent such transfer of plan assets and liabilities, benefits accrued under such Benefits Plans of Seller and all benefits currently payable as of the Closing Date shall be and shall remain the obligation of the Seller. Any individual covered under any such Benefit Plan of Seller that is a Group Health Plan (as defined in Section 4980B(g)(2) of the Code and Section 607(l) of ERISA) and who is eligible for continued coverage under such Group Health Plan as of the Closing Date, shall continue to be covered under such Group Health Plan after Closing pursuant to the provisions of COBRA.

          (f)  Severance Plan.  The Buyer shall maintain the Management
               --------------
Transition Plan for a period of eighteen (18) months following the Closing Date and shall give all Management Employees service credit for purposes of determining the level of benefits thereunder in the same manner as set forth in
Section 7.11(d) hereof. Each of the Buyer and the Seller shall be responsible for 50% of any payments required under the Management Transition Plan for any Management Employee terminated without Cause (as defined in the Management Transition Plan) within eighteen (18) months following the Closing Date.

          (g)  WARN Act.  The Seller shall perform timely and discharge all
               --------
requirements, if any, under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date. The Buyer shall cooperate with the Seller to provide the Seller with such information as may be needed from the Buyer for inclusion in such notices, including providing the Seller at least ninety (90) days prior to the date on which the Closing is anticipated to occur (or such date to which the Buyer and the Seller mutually agree) with a list of all of the Seller's employees to whom the Buyer shall make offers of employment. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

          7.12   Risk of Loss. (a) From the date hereof through the Closing
                 ------------
Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller.

          (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain, or is the subject of a pending or (to the Knowledge of the Seller) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If such taking would have a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, then the Buyer or the Seller may, if such taking relates to the Purchased Assets, terminate this Agreement pursuant to Section 10.1(f) hereof.

          (c) If, before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen
(15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, then the Buyer or the Seller may terminate this Agreement pursuant to
Section 10.1(f) hereof.

          7.13   Additional Covenants of the Buyer.  Notwithstanding any other
                 ---------------------------------
provision hereof, Buyer covenants and agrees that, for a period of five (5) years commencing on the Closing Date, Buyer shall not transfer the Purchased Assets, or any material portion of the Purchased Assets, to any entity or Affiliate of such entity who at that time is the owner of any bundle of generation assets previously owned by Seller within the southern regions of Nevada, as such regions are described in the Offering Memorandum dated as of March 2000, as supplemented from time to time. Buyer further covenants and agrees that, in the event that Buyer transfers the Purchased Assets or any material portion of the Purchased Assets during such five (5) year period, Buyer shall obtain from its transferee a covenant and agreement which restricts such transferee's ability to transfer the Purchased Assets that is substantially similar to Buyer's covenant and agreement in the first sentence of this Section
7.13 and an additional covenant and agreement that is substantially similar to that of this sentence, and each such covenant and agreement shall survive and remain in effect until five (5) years from the Closing Date as defined in this Agreement. The covenants and agreements contained in this Section 7.13 shall survive Closing and shall continue in effect for a period of five (5) years commencing on the Closing Date.

          7.14   Surveys and Certain Title Matters. Within thirty (30) days
                 ---------------------------------
after the date of this Agreement, Seller shall deliver to Buyer final surveys of the Real Property showing the location of (a) all exceptions listed in the preliminary title reports referred to in Schedule 5.8, (b) the easements to be retained and granted as described in Schedule 5.8, (c) all rights-of-way and easements for water and gas pipelines owned or used in connection with the operation of the Clark Bundle, and (d) all roads, rail spurs, and crossing and other access routes owned or controlled by Seller used in connection with the operation of the Clark Bundle. On or before the thirtieth (30th) day (the "Notice Date") after Buyer has received the final surveys of the Real Property, Buyer may notify Seller in writing that Buyer disapproves of any matter disclosed by the final surveys that, individually or in the aggregate, (in Buyer's reasonable judgment) materially interferes with the operation and maintenance of the Clark Bundle, or that, individually or in the aggregate, has a Material Adverse Effect. Buyer's failure to so notify Seller on or before the Notice Date shall be deemed an approval of matters disclosed by and located in the final surveys; likewise, any matters not disapproved in a notice from Buyer to Seller on or before the Notice Date shall be deemed approved by Buyer as disclosed by and located in the final surveys. If any new matters are disclosed by a revised survey, supplemental preliminary title report or title commitment, Buyer shall have fifteen (15) days from the date on which it receives a notice disclosing the new matter(s) in reasonable detail to approve or disapprove of the new matter(s) as set forth above. Seller shall cooperate with the Title Insurer and Buyer, to the extent necessary, to clear any such disapproved matters. The exceptions shown in the preliminary title reports that are approved by the Buyer as of the date of this Agreement are listed in Schedule 5.8, subject to Buyer's review of final surveys. If Buyer and Seller disagree about whether Buyer has properly disapproved a matter under this Section 7.14, the parties shall meet within ten
(10) Business Days of the Notice Date to negotiate in good faith to settle their disagreement. In addition, Seller and Buyer shall cooperate in good faith to create and describe such Operating Easements as may be reasonably required or desirable to serve the Purchased Assets or Seller's property to the extent not already covered by the Operating Easements described in Schedule 5.8.

          7.15   Documentation. Within sixty (60) days after the date of this
                 -------------
Agreement, Seller shall make available to Buyer copies of all material contracts, leases and permits including all amendments thereto (in either electronic or hard copy format) pertaining to the Purchased Assets which to Seller's Knowledge are a complete set.

          7.16   Separation Issues. (a) Seller shall cause the purchaser of the
                 -----------------
Sunrise/Sunpeak Bundle to accept a partial assignment of the Firm Transportation Agreement dated February 1, 1995 ("FTA"), between Seller and Southwest Gas, such that the purchaser of the Sunrise/Sunpeak Bundle would receive an allocation of 4,725 MMBtu/Hour of transportation capacity under the FTA. Buyer shall accept a partial assignment of the FTA such that it would receive an allocation of 7,275 MMBtu/Hour of transportation capacity under the FTA. Capacity, demand and other charges payable under the FTA would be allocated proportionately, such that the owner of the Sunrise/Sunpeak Bundle would bear 4,725/12,000 of such charges and Buyer would bear 7,275/12,000 of such charges.

          (b) Buyer shall have no duty to make its employees available to provide services to any asset other than the Clark Bundle.

          (c) To the extent that any contract, agreement, permit, easement or other right serves generation assets other than the Purchased Assets, Seller shall before Closing prepare such partial assignments and separation agreements with the purchaser of the Sunrise/Sunpeak Bundle and the Harry Allen Bundle as may be necessary to separate such rights. All such partial assignments and separation agreements shall be subject to Buyer's consent (which shall not be unreasonably withheld).

          7.17   Additional Covenants of the Parties. (a) The parties shall work
                 -----------------------------------
together in good faith to address transition issues and to identify any transition services that Seller will provide for a reasonable period after Closing. If any such services are identified, the parties shall enter into an agreement to be delivered at Closing describing the terms and conditions on which Seller shall provide such transition services, including a provision which limits the charges for such services to Seller's actual reasonable costs.

          (b) Buyer and Seller shall negotiate in good faith to agree upon a clearance procedure at least thirty (30) days before the expected Closing Date that could make unnecessary certain disconnect switches shown in the one line drawing included in Exhibit F that have not yet been installed. If Buyer and Seller so agree, they shall promptly amend the one line drawing, the Separation Schedule and the separation schedule summary to reflect their agreement. In any event Seller shall be solely responsible for all costs associated with the acquisition and installation of any such switches and related equipment.

          (c) Seller shall use its commercially reasonable efforts to enter into the Environmental Audit Agreement before Closing.

          (d) Within fifteen (15) Business Days of the date of this Agreement Buyer agrees to cooperate with Seller to develop a form of agreement, in a form and substance acceptable to Buyer for execution, for each of the Waste Water Treatment Agreement and the Water Supply Agreement which substantially reflect the provisions set forth in Exhibit H and Exhibit I, respectively. Seller shall use its commercially reasonable best efforts to present such forms of agreement to the buyer of the Harry Allen Bundle and the buyer of the Sunrise/Sunpeak Bundle as soon as practicable thereafter. Seller shall include a provision in each of the Asset Sale Agreements relating to the Harry Allen Bundle and the Sunrise/Sunpeak Bundle that would commit the respective buyers of such asset bundles to execute definitive agreements in substantially the form developed by Seller and Buyer. Seller and

Buyer shall execute such definitive agreements, which will also be executed by the respective buyers of the Harry Allen Bundle and the Sunrise/Sunpeak Bundle, within 30 Business Days of the date of each of the Asset Sale Agreements relating to the Harry Allen Bundle and the Sunrise/Sunpeak Bundle, respectively.


                                 ARTICLE VIII
                                 ------------
                              CLOSING CONDITIONS
                              ------------------

          8.1   Conditions to Each Party's Obligations to Effect the
                ----------------------------------------------------
Transactions Contemplated Hereby.  The respective obligations of each party to
--------------------------------
effect the transactions contemplated hereby or by the Ancillary Agreements shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

          (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions contemplated hereby or by the Ancillary Agreements;

          (c) All federal, state and local government consents and approvals required for the consummation of the transactions contemplated hereby or by the Ancillary Agreements, including, without limitation, the Seller Required Regulatory Approvals, the Buyer Required Regulatory Approvals, and all approvals of FERC required to enable the parties to perform their respective obligations under the Ancillary Agreements shall have become Final Orders (a "Final Order" for purposes of this Agreement means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied) with such terms and conditions as shall have been imposed by the Governmental Authority issuing such Final Order and such Final Orders shall not have imposed terms and conditions which would have a material adverse effect on the business, results of operations or financial condition of the Purchased Assets; and

          (d) All consents and approvals required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, is a party for the consummation of the transactions contemplated hereby shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, have a Material Adverse Effect, or (ii) for which an agreement which is described in Section 7.6(c) hereof has been entered into.

          8.2   Conditions to Obligations of Buyer. The obligation of the Buyer
                ----------------------------------
to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) There shall not have occurred and be continuing, a Material Adverse Effect;

          (b) The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Buyer shall have received a certificate to that effect signed by an authorized officer of the Seller;

          (c) The Buyer shall have received a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that to the best of such officer's knowledge, the conditions set forth in Sections 8.2(a) and (b) hereof have been satisfied;

          (d) The Buyer shall have received an opinion from Woodburn & Wedge, P.C., dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

               (1) The Seller is a corporation organized, existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by requisite corporate action taken on the part of the Seller;

               (2) This Agreement and the Ancillary Agreements have been executed and delivered by the Seller and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and except to the extent that the right to indemnification and contribution contained therein may be limited by state or federal securities laws or the public policy underlying such laws;

               (3) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller shall not constitute a violation of the Certificate of Incorporation or Bylaws of the Seller; and

               (4) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, (ii) such declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings or registrations with, or notices to, or authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

          As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of the State of Nevada, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials; and

          (e) The Seller shall have executed and delivered as of the Closing, each of the Ancillary Agreements to be executed by the Seller and all required approvals and conditions relating to the Ancillary Agreements shall have been obtained or satisfied;

          (f) Neither the PUCN nor the Nevada legislature shall have issued any order or passed any legislation the effect of which would be to cause the Buyer, as the owner of the Purchased Assets or the seller of electric power, energy or capacity therefrom, to be regulated as to the wholesale pricing of such electric power, energy or capacity, or to be regulated for any purposes as a public utility under Nevada law; and

          (g) First American Title Company (or an Affiliate thereof) or another Title Insurer acceptable to Buyer (the "Title Insurer") shall be willing to issue at regular rates ALTA owner's, or lessee's, as the case may be, extended coverage policies of title insurance (1990 Form B) (the "Title Policies"), with the general survey and creditors' rights exceptions removed, in amounts equal to the portion of the Purchase Price allocated to such interests, showing title to the Real Property vested in Buyer, subject to transfer of the Real Property to Buyer. The Title Policies shall show title vested in Buyer subject only to Permitted Encumbrances (not including the lien of the Indenture and the Bond Indentures, from which the Purchased Assets are to be released at or before Closing). Seller shall cooperate with the Title Insurer and Buyer, to the extent necessary, to clear any defects of title. The first sentence of this paragraph shall be deemed to be satisfied either by (i) the issuance of the Title Policies, subject only to Permitted Encumbrances, at Closing, or (ii) by the Title Insurer's delivery at the Closing of written commitments or binders (dated as of the Closing but insuring title as of the date title conveyance documents are recorded), to issue the Title Policies, subject only to Permitted Encumbrances, within a reasonable time after the Closing Date, subject to actual transfer of the Real Property. If the Title Insurer is unwilling to issue any such Title Policy, it shall be required to provide Buyer and Seller, in writing, with notice setting forth the reason(s) for such unwillingness as soon as practicable. Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to thirty (30) Business Days to provide to Seller the opportunity to cure; and

          (h) Without limiting the generality of Section 8.1(a) of this Agreement, Buyer shall have received the necessary consents, approvals and authorizations required to transfer, re-issue or modify Permits and Environmental Permits as needed to enable Buyer to operate the Purchased Assets at and after the Closing Date substantially consistent with Seller's historical operation.

          8.3   Conditions to Obligations of Seller. The obligation of the
                -----------------------------------
Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

          (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

          (c) The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) hereof have been satisfied; and

          (d) The Seller shall have received an opinion from Stoel Rives LLP and/or Lionel Sawyer & Collins, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Seller and its counsel, substantially to the effect that:

               (1) Each of NRG and Dynegy is a corporation organized, existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

               (2) this Agreement and the Ancillary Agreements have been executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

               (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer shall not constitute a violation of the Certificate of Incorporation or Bylaws (or other similar governing documents), as currently in effect, of the Buyer; and

               (4) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable Governmental Authority.

          As to any matter contained in such opinion or opinions which involve the laws of any jurisdiction other than the federal laws of the United States and the

States of Oregon and Nevada, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials; and

          (e) The Buyer shall have executed and delivered, as of the Closing, each of the Ancillary Agreements to be executed by the Buyer and all required approvals and conditions relating to the Ancillary Agreements have been obtained or satisfied and provided that the Buyer shall be satisfied that the obligations assumed under each of the Water Supply Agreement and the Waste Water Treatment Agreement are not inconsistent with Seller's historical operation of the Purchased Assets as it relates to waste water and water treatment.


                                  ARTICLE IX
                                  ----------
                                INDEMNIFICATION
                                ---------------

          9.1   Indemnification.  (a) The Seller shall indemnify, defend and
                ---------------
hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs, Taxes and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not paid by insurance, (collectively, "Indemnifiable Losses"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement or (ii) the Excluded Liabilities.

          (b) The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or the Ancillary Agreements or (ii) the Assumed Liabilities.

          (c) Either the person required to provide indemnification under this Agreement (the "Indemnifying Party") or the person entitled to receive indemnification under this Agreement (the "Indemnitee") may assert any offset or similar right in respect of its obligations under this Section 9.1 based upon any actual or alleged breach of any covenant or agreement contained in this Agreement or the Ancillary Agreements.

          (d) Any Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any Tax or Income Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss, net of any Tax or Income Tax detriment, and any payment actually received with respect to an Indemnifiable Loss.

          (e) The expiration, termination or extinguishment of any covenant, agreement, representation or warranty shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

          (f)  The rights and remedies of the Seller and the Buyer under this
Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. Without limiting the foregoing, with respect to the Purchased Assets, the Buyer, for itself and its Affiliates, does hereby irrevocably release, hold harmless and forever discharge the Seller from any and all claims of any kind or character, whether known or unknown, hidden or concealed, resulting from or arising out of or in connection with Hazardous Substances or any Environmental Law, other than those liabilities and obligations set forth in Section 2.4(c) hereof. In furtherance of the foregoing, the Buyer, for itself and on behalf of its Affiliates, hereby irrevocably waives any and all rights and benefits with respect to such claims that it now has, or in the future may have conferred upon it by virtue of any statute, regulation or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, the Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to claims that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness, and the Buyer, for itself and on behalf of its Affiliates, nevertheless hereby intends irrevocably to release the Seller from the claims described in this Section 9.1(f).

          9.2   Defense of Claims. (a) If any Indemnitee receives notice of the
                -----------------
assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense.

          (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a) hereof, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying
                                     --------  -------
Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee shall be free to seek enforcement of its rights to indemnification under this Agreement.

          (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of The Chase Manhattan
Bank), shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then
                 --------  -------
be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of such indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the foregoing subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

          (e) A failure to give timely notice as provided in this Section 9.2 shall not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                                   ARTICLE X
                                   ---------
                          TERMINATION AND ABANDONMENT
                          ---------------------------

          10.1   Termination. (a) This Agreement may be terminated at any time
                 -----------
prior to the Closing Date, by mutual written consent of the Buyer and the Seller.

          (b)  This Agreement may be terminated by the Seller or the Buyer if
(i) the transactions contemplated hereby shall not have been consummated on or before eighteen (18) months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
        --------  -------
Section 10.1(b) shall not be available to either Seller or Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; provided, further, that if on the Termination Date the conditions to the Closing
--------  -------
set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the date which is twenty-four (24) months from the date of this Agreement.

          (c) This Agreement may be terminated by either the Seller or the Buyer if (i) any Governmental Authority or regulatory body, the consent of which is a condition to the obligations of the Seller and the Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

          (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer.

          (e) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller.

          (f) This Agreement may be terminated by either the Seller or the Buyer in accordance with the provisions of Sections 7.12(b) or (c) hereof.

          10.2  Procedure and Effect of Termination. In the event of termination
                -----------------------------------
of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) such termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.3 and 7.7 hereof; and

          (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.


                                  ARTICLE XI
                                  ----------
                           MISCELLANEOUS PROVISIONS
                           ------------------------

          11.1  Amendment and Modification.  Subject to applicable law, this
                --------------------------
Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

          11.2  Waiver of Compliance; Consents. Except as otherwise provided in
                ------------------------------
this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          11.3  No Survival of Representations and Warranties. Each and every
                ---------------------------------------------
representation and warranty contained in this Agreement and each and every covenant contained in this Agreement (other than the covenants in Sections 2.5, 3.2, 3.3, 3.4, 7.1(d), 7.1(f), 7.1(g), 7.1(h), 7.1(i), 7.1(j), 7.1(k), 7.1(l)(i)
and 7.1(1)(ii), 7.2(b), 7.2(c), 7.3, 7.4, 7.5, 7.6(e), 7.7, 7.8, 7.9, 7.11,
7.13, 7.17(b) (which covenants shall survive for a period of one year or otherwise in accordance with their terms), 9.1 and 9.2 hereof ) shall expire with, and be terminated and extinguished by, (i) the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and shall not survive the Closing Date, or (ii) the termination of this Agreement pursuant to Section 10.1 hereof or otherwise; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of either of them shall be under any liability whatsoever with respect to any such representation or warranty.

          11.4  Notices. All notices and other communications hereunder shall be
                -------
in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

          (a)  If to the Seller, to:

               Nevada Power Company
               c/o Sierra Pacific Resources
               6100 Neil Road
               Reno, Nevada 89511
               Attention: William E. Peterson
               Telecopy:  (775) 834-5959

               with copies to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               4 Times Square
               New York, New York 10036-6522
               Attention: Sheldon S. Adler, Esq.
               Telecopy:  (212) 735-2000

          (b)  if to the Buyer, to:

               NRG Energy, Inc.
               Symphony Towers
               Suite 2740
               750 "B" Street
               San Diego, CA 92101-8129
               Attention: David Lloyd, Esq.
               Telecopy:  (619) 615-7663

               Dynegy Holdings Inc.
               1000 Louisiana Street, Suite 5800
               Houston, TX 77002
               Attention: Alisa B. Johnson, Esq.
               Telecopy:  (713) 767-8508

               with copies to:

               Stoel Rives LLP
               900 SW Fifth Avenue
               Suite 2300
               Portland, OR 97204-1268
               Attention:  William H. Holmes, Esq.
               Telecopy:  503-220-2480

          11.5  Assignment. This Agreement and all of the provisions hereof
                ----------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided in Section 11.5, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.

          For purposes of this Agreement, subject to Section 7.13, the term "Affiliate Assignee" shall refer to any direct or indirect subsidiary of Buyer and any constituent partner or participant in Buyer (if Buyer is a partnership, joint venture, consortium or other association or organization) to whom any of Buyer's rights and obligations under this Agreement are assigned in compliance with the requirements of this Section. For purposes of this Agreement, "Financing Entity" shall mean any Person designated by Buyer to Seller as a lessor in connection with any Off-Balance Sheet Lease Facility, and "Permitted Assignee" shall mean any Affiliate Assignee or Financing Entity, as the case may be. For purposes of this Agreement, "Off-Balance Sheet Lease Facility" shall mean any long-term lease of the Purchased Assets, where the lease is accounted for by Buyer on its financial statements, prepared in accordance with GAAP, as an operating lease, whether or not such transaction is a leveraged lease (in which the Financing Entity is the owner of the Purchased Assets for U.S. federal income tax purposes), or a synthetic lease, tax ownership operating lease, tax retention Operating lease or similar lease transaction where Buyer is treated as owner of the leased property for U.S. federal income tax purposes. Notwithstanding any contrary provisions contained in this Agreement, the parties agree that, before and after the Closing, Buyer, in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement or any Ancillary Agreement to one or more Permitted Assignees, provided that,
                                                            --------
unless Seller shall
agree to alternative arrangements in writing, no such assignment shall relieve Buyer of any obligation or liability to Seller under this Agreement or under any Ancillary Agreement, and provided further that, unless Seller shall agree to
                         -------- -------
alternative arrangements in writing, the following shall apply:

          (a) Buyer shall provide Seller with prompt written notice of any such assignment.

          (b) No such assignment shall be effected if the making of the assignment will result in Seller's or Buyer's inability to obtain any consent or authorization reasonably required to consummate the transactions contemplated by this Agreement or to avoid economic detriment to the Seller arising from the consummation of such transactions.

          (c) Irrespective of any such assignment or the identity of the party or parties executing any Ancillary Agreements:

                    (i) Buyer shall remain jointly and severally liable to Seller and to third parties with respect to any Assumed Liabilities transferred to or undertaken by a Permitted Assignee, and shall remain jointly and severally liable to Seller with respect to any other covenant, obligation or liability to Seller under this Agreement or under an Ancillary Agreement that is transferred to, or undertaken by, a Permitted Assignee, including without limitation, the payment of all sums due to Seller hereunder or under an Ancillary Agreement, it being understood that all such covenants, obligations and liabilities shall constitute the direct and primary obligation of Buyer to Seller (and to third parties in the case of the Assumed Liabilities); and

                    (ii) Without limiting the generality of the foregoing, if and to the extent that the application of any principle of law or of common law would construe the retention by Buyer of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed or undertaken by a Permitted Assignee to be a guaranty by the Buyer of the Permitted Assignee's performance, then the Buyer hereby irrevocably, absolutely and unconditionally guarantees to Seller the full, prompt and faithful performance by such Permitted Assignee of all covenants and obligations to be performed by such Permitted Assignee under this Agreement and any Ancillary Agreement assigned to such Permitted Assignee.

          (d) Buyer further hereby agrees that a separate action or actions may be brought and prosecuted against Buyer for any such covenant, obligation or liability assigned to a Permitted Assignee, whether action is brought against the pertinent Permitted Assignee or whether such Permitted Assignee is joined in any such action or actions (Buyer hereby waiving any right to require Seller to proceed against a Permitted Assignee).

          (e) Buyer hereby authorizes Seller, without notice and without affecting Buyer's liability hereunder, from time to time to (i) renew, compromise, extend, accelerate, or otherwise change the terms of any obligation of a Permitted Assignee hereunder or under any Ancillary Agreement with the agreement of such Permitted Assignee, (ii) take and hold security for the obligations of any such Permitted Assignee and exchange, enforce, waive and release any such security, and (iii) apply such security and direct the order or manner of sale thereof as Seller in its discretion may determine.

          (f)  Buyer hereby further waives:

               (i) Any defense that may arise by reason of the incapacity or lack of authority of any Permitted Assignee;

               (ii) Any defense based upon a statute or rule of law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

               (iii) Any duty on the part of Seller to disclose to Buyer any facts that Seller may now or hereafter know about a Permitted Assignee; and

          (g) So long as Buyer has any obligation to Seller under this Agreement or the Ancillary Agreements, as to any Affiliate Assignee (but not any Financing Entity), any right to subrogation, reimbursement, exoneration or contribution or any other rights that would result in Buyer being deemed a creditor of a Permitted Assignee under the federal Bankruptcy Code or any other law, in each case resulting from the existence or performance of obligations of a Permitted Assignee hereunder or under any Ancillary Agreement.

          11.6  Arbitration. Any dispute, controversy or claim arising out of or
                -----------
relating to this agreement, or the breach, termination or validity hereof (a "Dispute"), shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein (the "Rules"). The place of arbitration shall be Nevada. There shall be three arbitrators, of whom the Seller shall appoint one and of whom the Buyer shall appoint one. The two arbitrators so appointed shall select a third arbitrator who shall act as the chairman of the tribunal. If any arbitrator is not appointed within the time limits provided herein or in the Rules, such arbitrator shall be appointed by the American Arbitration Association. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon any award may be entered in any court of competent jurisdiction.

          11.7   Governing Law. This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of Nevada (regardless of the laws that might otherwise govern under applicable Nevada principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          11.8   Counterparts. This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.9   Interpretation. The article and section headings contained in
                 --------------
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          11.10  Entire Agreement. This Agreement, including the documents,
                 ----------------
exhibits, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings of the Seller contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum, dated March
2000) as supplemented, or the correspondence relating to the divestiture of Seller's generation assets previously made available to the Buyer by the Seller and CSFB. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement; (i) provided, however, that the paragraph in the
                               --------  -------
Confidentiality Agreement entitled "Non-Disclosure of Interest in Power Generation Assets" is, only with respect to the Purchased Assets, superceded by
Section 7.5 of this Agreement, and (ii) in the event of any conflict between
Section 7.2(b) of this Agreement and the Confidentiality Agreement, Section 7.2(b) shall control

          11.11  Bulk Sales or Transfer Laws. The Buyer acknowledges that the
                 ---------------------------
Seller shall not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

          IN WITNESS WHEREOF, the Seller and the Buyer have caused this Asset Sale Agreement for the Clark Asset Bundle to be signed by their respective duly authorized officers as of the date first above written.


                                   NEVADA POWER COMPANY


                                   By:___________________________________
                                   Name:  William E. Peterson
                                   Title: Sr. Vice President, General Counsel
                                           And Corporate Secretary Title:



                                   NRG ENERGY, INC.


                                   By: ___________________________________
                                   Name:  Craig A. Mataczynski
                                   Title: Senior Vice President Title:



                                   DYNEGY HOLDINGS INC.


                                   By: ___________________________________
                                   Name:  Edward P. Hermann
                                   Title: Attorney-in-Fact